EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement, relating to 675,000 shares of common stock, of General Cable Corporation on Form S-8 of our report dated February 9, 2000, appearing in the Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
December 14, 2000